As filed with the Securities and Exchange Commission on June 23, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Bitdeer Technologies Group
(Exact name of registrant as specified in its charter)
Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

08 Kallang Avenue
Aperia tower 1, #09-03/04
Singapore 339509
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2023 Share Incentive Plan
(Full title of the plan)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1 800-221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☐

Copies to:

Linghui Kong	Will H. Cai, Esq.
Chief Executive Officer	Cooley LLP
08 Kallang Avenue	c/o 35th Floor
Aperia tower 1, #09-03/04	Two Exchange Square
Singapore 3395091	8 Connaught Place
Central, Hong Kong

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the Plans, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed or to be filed (other than portions of these documents furnished or otherwise not deemed filed) by Bitdeer Technologies Group (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference as of their respective dates and deemed to be a part hereof:

(a)	The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2022 filed with the Commission on April 28, 2023 (File No. 001-41687) pursuant to Section 13(a) of the Exchange Act;

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act; and

(c)
The description of the Registrant’s ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A filed with the Commission on April 12, 2023 (File No. 001-41687), including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The laws of the Cayman Islands do not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s amended and restated articles of association, adopted by its shareholders on March 8, 2023 and effective on April 13, 2023 provides that the Registrant shall indemnify its directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by such persons in their capacity as such, other than by reason of such persons’ own dishonesty, willful default, or fraud, in or about the conduct of the Registrant’s business or affairs or in the execution or discharge of his or her duties, powers, authorities or discretions (including as a result of any mistake of judgment), including without prejudice to the generality of the foregoing, any costs, expenses (including reasonable attorney; fees), losses or liabilities incurred by such persons in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreement, the form of which was filed as Exhibit 10.4 to the Registrant’s registration statement on Form F-4, as amended (File No. 333-270345), the Registrant has agreed to indemnify its directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being directors or officers of the Registrant.

In addition, the Registrant maintains a directors and officers liability insurance policy for its directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the Index to Exhibits attached hereto.

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1
Amended and Restated Memorandum and Articles of Association of the Registrant, effective on April 13, 2023 (incorporated herein by reference to Exhibit 1.1 to the Registrant’s Shell Company Report on Form 20-F (File No. 001-41687) filed with the SEC on April 19, 2023)

4.2	Specimen Ordinary Share Certificate of the Registrant (incorporated herein by reference to Exhibit 4.1 to Amendment No. 2 to the Registration Statement on Form F-4 (File No. 333-270345))

5.1*	Opinion of Ogier, Cayman Islands counsel to the Registrant, regarding the legality of the ordinary shares being registered

10.2	2023 Share Incentive Plan, effective on April 13, 2023 (incorporated herein by reference to Exhibit 4.6 to the Registrant’s Annual Report on Form 20-F (File No. 001-41687))

23.1*	Consent of Ogier (included in Exhibit 5.1)

23.2*	Consent of MaloneBailey, LLP

23.3*	Consent of Marcum LLP

24.1*	Power of Attorney (included on signature page hereto)

107*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Singapore on June 23, 2023.

Bitdeer Technologies Group

By:	/s/ Linghui Kong
	Name:	Linghui Kong
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Jihan Wu and Linghui Kong, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities on June 23, 2023.

Signature	Title

/s/ Jihan Wu	Chairman of the Board
Jihan Wu

/s/ Linghui Kong	Director and Chief Executive Officer (Principal Executive Officer)
Linghui Kong

/s/ Xiaoni Meng	Director
Xiaoni Meng

/s/ Jianchun Liu	Director and Chief Financial Officer, Business Operations (Principal Financial and Accounting Officer)
Jianchun Liu

/s/ Naphat Sirimongkolkasem	Director
Naphat Sirimongkolkasem

/s/ Sheldon Trainor-Degirolamo	Director
Sheldon Trainor-Degirolamo

/s/ Guang Yang	Director
Guang Yang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Bitdeer Technologies Group has signed this registration statement or amendment thereto in New York, New York on June 23, 2023.

Authorized U.S. Representative
By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President
Company: Cogency Global Inc.